Hillview Investment Trust II
                             700 The Times Building
                                Ardmore, PA 19003

                                 August 26, 2003



Real Estate Management Services Group, LLC
1100 Fifth Avenue South, Suite 301
Naples, FL 34102

Ladies and Gentlemen:

         1. Hillview/REMS Leveraged REIT Fund ("Fund") is a series of Hillview Investment Trust II, a Delaware statutory trust ("Company").

         2. You hereby agree that you will reimburse the Company for the operating expenses, including investment management and advisory fees, organizational expenses and other expenses, but not including brokerage commissions, taxes, interest, any amounts payable in connection with short positions and extraordinary expenses, of the Fund (collectively, "Total Expenses") to the extent, if any, that the aggregate Total Expenses of the Fund through October 31, 2004 exceed an amount equal to the rate per annum specified on Schedule A hereto of the average daily assets of the Fund (each, a "Maximum Permitted Rate"). The aggregate amount of such reimbursement through October 31, 2004 is hereinafter referred to as the "Expense Reimbursement." The reimbursements, if any, shall be calculated monthly, and you shall reimburse the Fund before the end of the next month.

         3. The Company, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay the Expense Reimbursement to you. Such repayment shall be made only out of assets of the Fund and shall be payable only to the extent that such repayment can be made within three years of your payment to the Fund pursuant to the Expense Reimbursement without causing Total Expenses of the Fund during a year in which such repayment is made to exceed the Maximum Permitted Rate. The Company agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

         4. This Agreement shall terminate automatically upon the termination of the Investment Advisory Agreement between you and the Company with respect to the Fund; provided, however, that the Fund's obligation to reimburse you, as described above, will survive the termination of this Agreement unless the Company and you agree otherwise.

         5. You understand that you shall look only to the assets of the Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Company, nor any of the Company's




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trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

         6. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

         7. This Agreement supersedes all prior agreements between the parties hereto relating to the subject matter hereof.

         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                              Very truly yours,

                                              Hillview Investment Trust II



                                              By:  /s/ David M. Spungen
                                                   --------------------------
                                              Title:  President and Trustee
                                                      -----------------------

The foregoing Agreement is hereby
accepted as of August 26, 2003

Real Estate Management Services Group, LLC


By:  /s/ Edward Turville
     ------------------------
Title:  Chief Executive Officer
     ------------------------






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                                   SCHEDULE A

                                                         Maximum Permitted Rate
           Fund                                            For Total Expenses
           ----                                            ------------------

Hillview/REMS Leveraged REIT Fund                                 2.00%







































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